UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800

Cambridge, MA 02142

(Address of principal executive offices)

Registrant’s telephone number, including area code: (617) 500-7867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Donald K. Stern

On September 17, 2015, the Board of Directors (the “Board”) of Aegerion Pharmaceuticals, Inc. (the “Company”) increased the number of directors of the Board from eight to nine and appointed Donald K. Stern to serve as a director. Mr. Stern will serve as a Class III director and therefore his current term will expire at the Company’s 2016 Annual Meeting of Stockholders. There is no arrangement or understanding pursuant to which Mr. Stern was elected as a director, and there are no related party transactions between the Company and Mr. Stern required to be disclosed under Item 404(a) of Regulation S-K. A copy of the press release announcing Mr. Stern’s appointment is attached as Exhibit 99.1. Mr. Stern will participate in the standard compensation plan for non-employee directors, under which he will receive annual retainers for his service as a director, and certain grants of options to purchase Company common stock, as described in the Company’s proxy statement filed with the Securities and Exchange Commission.

Amendment to Inducement Plan

On September 20, 2015, the Board approved an amendment (the “Amendment”) to the Company’s Inducement Award Stock Option Plan, which permits the Company to grant inducement awards that comply with Rule 5635(c)(4) of the NASDAQ Listing Rules to any individual who was not previously an employee or a non-employee director of the Company or any of its subsidiaries (or who has had a bona fide period of non-employment with the Company and its subsidiaries) and who is hired by the Company or one of its subsidiaries. The Amendment expands the individuals eligible to receive an award under the plan to include individuals that will be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

A copy of the Company’s Amended and Restated Inducement Award Stock Option Plan, which reflects the Amendment, is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Amended and Restated Inducement Award Stock Option Plan.

99.1	Press Release dated September 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 23, 2015

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Gregory D. Perry

Gregory D. Perry
Chief Financial Officer